                             ALLAIRE CORPORATION
                                  EXHIBIT 11.1
          STATEMENT RE: COMPUTATION OF UNAUDITED NET LOSS PER SHARE
                       AND PRO FORMA NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                         Year ended            SIX MONTHS ENDED
                                                         December 31,               JUNE 30,
                                                  1996      1997      1998       1998      1999
                                                 -------   -------   --------   -------   -------
Basic and diluted net loss per share:
Net loss...................................     $ (2,027) $(11,536)  $(17,139)  $(7,886)  $(5,529)
                                                --------  --------   --------   -------   -------
                                                --------  --------   --------   -------   -------
  Basic and diluted weighted average
   common shares outstanding...............        1,756     2,158      3,587     3,317    10,449
                                                --------  --------   --------   -------   -------
                                                --------  --------   --------   -------   -------
Basic and diluted net loss per share.......     $  (1.15)  $ (5.35)  $  (4.78)  $ (2.38)  $ (0.53)
                                                --------  --------   --------   -------   -------
                                                --------  --------   --------   -------   -------

                                                     Year ended       SIX MONTHS ENDED
                                                     December 31,         JUNE 30,
                                                        1998               1999
                                                      --------            -------
Pro forma basic and diluted net loss per share:
Net loss..........................................    $(17,139)           $(5,529)
                                                      --------            -------
                                                      --------            -------
Pro forma basic and diluted weighted average
 shares outstanding

  Shares attributable to common stock (1).........       3,970             10,467

  Shares attributable to the assumed conversion of
   convertible preferred stock upon closing of the
   IPO............................................       3,818                449
                                                      --------            -------

Pro forma basic and diluted weighted average
shares outstanding................................       7,788             10,916
                                                      --------            -------
                                                      --------            -------
Pro forma basic and diluted loss per share........    $  (2.20)           $ (0.51)
                                                      --------            -------
                                                      --------            -------